UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2020

Catasys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2120 Colorado Ave., Suite 230 Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	CATS	The NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2020, Catasys, Inc. (the “Company”) announced that Mr. Brandon LaVerne had been appointed to serve as the Chief Financial Officer of the Company, replacing Mr. Christopher Shirley. Mr. Shirley provided notice that he was resigning from his position as the Chief Financial Officer of the Company on March 12, 2020. There were no disagreements between Mr. Shirley and the Company on any matter relating to the Company’s operations, policies or practices, that resulted in his resignation.

Prior to joining the Company, Mr. LaVerne worked at PCM, Inc. from October 1998 until its sale in August 2019 and most recently served as the Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary at PCM, Inc. since July 2007. Prior to joining PCM, Inc. Mr. LaVerne worked as the Corporate Accounting Supervisor for Computer Sciences Corporation from September 1996 to October 1998, and started his career with Deloitte & Touche LLP in September 1993. Mr. LaVerne received his Bachelor of Science in Accounting from University of Southern California and is a Certified Public Accountant.

The Company has entered into an Employment Agreement with Mr. LaVerne, which sets forth Mr. LaVerne’s duties as the Chief Financial Officer of the Company and the terms of his compensation. The agreement is for a term of three (3) years commencing on March 16, 2020 (the “Commencement Date”), with an option to renew for another three (3) years. As compensation for Mr. LaVerne’s services, he shall receive a discretionary bonus, expense reimbursement and the following salary and other benefits:

(a) Base salary equal to ($350,000) annually in equal bi-weekly installments, less applicable taxes;

(b) Stock options to purchase up to 150,000 shares of Company common stock with a per share exercise price equal to the closing price of a share on the date the option is granted and subject to all of the provisions of the Company’s 2017 Stock Incentive Plan (the “Plan”), vesting over three years from date of its grant with one-third (1/3) of the option vesting one year from the Commencement Date, and the remainder of the Option vesting in equal monthly installments thereafter according to the terms of the Plan and applicable award agreement;

(c) A discretionary bonus which will be targeted at fifty percent (50%) of Mr. LaVerne’s annual base salary less any Target Bonus Adjustment (as defined in the Employment Agreement) and will be based on Mr. LaVerne achieving individual goals and milestones, and the overall performance and profitability of the Company.

Mr. LaVerne has no family relationship with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. LaVerne had, or will have, a direct or indirect material interest.

A copy of the Employment Agreement of Brandon LaVerne is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. In addition, a copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

No.	Description
10.1	Employment Agreement dated March 16, 2020 by and between the Company and Brandon LaVerne.
99.1	Press Release dated March 17, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATASYS, INC.

Date: March 17, 2020	By:	/s/ Brandon LaVerne
Brandon LaVerne
Chief Financial Officer